SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549



                               FORM 8-K

                            CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the

                    Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported):  August 31, 2000



                        McMoRan Exploration Co.


     Delaware                 001-07791              72-1424200
  (State or other            (Commission           (IRS Employer
  jurisdiction of            File Number)          Identification
  incorporation or                                     Number)
       organization)

                           1615 Poydras Street
                      New Orleans, Louisiana  70112

 Registrant's telephone number, including area code:  (504) 582-4000


Item 5.   Other Events.


Operations Update - Main Pass sulphur mine

On August 30, 2000 we decided to cease sulphur production at our Main Pass sulphur mine. The discontinuation of drilling activities and a planned phased discontinuation of our sulphur production activities was previously announced on July 20, 2000. At that time residual production was expected to continue at declining rates through approximately year-end.

The North American sulphur market remains depressed. Additionally, the price of natural gas, the most significant cost in the sulphur mining process, continues to increase with record high levels experienced in August 2000. The major negative effect on Main Pass operating results from these conditions, together with the results of a recently completed geologic and tectonic study of a brine well required in the sulphur mining process, caused us to cease sulphur production at the Main Pass mine rather than to continue with the plan to phase-out production over time. The brine well provides a saturated salt solution used in the sulphur mining process. The recently completed geologic and tectonic study concludes that the subsurface brine cavity created from operation of the well would not be sufficiently stable to continue production operations. Any remedial alternative to enable continuing production operations would be prohibitively expensive in the current circumstances.

The accelerated discontinuation of sulphur production may result in incurring certain expenditures for previously anticipated
reclamation costs earlier than planned.   These costs have been
appropriately reflected as liabilities on our June 30, 2000 balance sheet and will be funded from our cash flows and currently available credit facilities.

We will continue to meet our obligations to sulphur customers with purchases of recovered sulphur and from inventories, which we expect to accomplish with no significant adverse financial consequence. Additionally, the accelerated discontinuation of sulphur production is not expected to affect gross oil production at Main Pass, currently producing approximately 5,000 barrels of oil per day. We have a 69.5 percent net revenue interest in Main Pass' oil production, subject to an approximate 50 percent net profits interest.





                            SIGNATURE
                       ------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                               McMoRan Exploration Co.

                              By:   /s/ C. Donald Whitmire, Jr.
                                   ------------------------------
                                        C. Donald Whitmire, Jr.
                                     Vice President & Controller -
                                          Financial Reporting
                                       (authorized signatory and
                                      Principal Accounting Officer)


Date:  August 31, 2000